Exhibit 4.1

FORM OF RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of May 1, 2007, (“Grant Date”) is by and between Amedisys, Inc., a Delaware corporation (“Company”), and William F. Borne (“Employee”). Capitalized terms that are used but not defined in this Agreement shall have the meanings given to them in the Company’s 1998 Amended and Restated Stock Option Plan (the “Plan”).

1.	Nature of Award. The award of Restricted Stock Units (the “Units”) in accordance with Section 2 herein is a Performance Stock Award in accordance with the Plan.

2.	Grant of Units. Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to Employee [$800,000 divided by the closing price of the Company’s common stock on the Grant Date] Units. The Units comprising this award will be recorded in an unfunded Units account in Employee’s name maintained on the books of the Company (the “Account”). Each Unit represents the right to receive one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”) under the terms and conditions set forth below.

3.	Vesting and Delivery Schedule.

(a)	Subject to (b), (c) and (d) below, one-third of the Units shall vest on May 1, 2008, one-third of the Units shall vest on May 1, 2009, and one-third of the Units shall vest on May 1, 2010, conditioned upon Employee’s continued employment with the Company on each such date.

(b)	If Employee’s employment with the Company is terminated, other than by reason of disability or death, any unvested portion of the Units shall be forfeited.

(c)	If Employee’s employment with the Company is terminated by reason of disability or death, the restrictions on any unvested portion of the Units shall lapse, and Employee or his heirs or estate shall be 100% vested in such Units.

(d)

Upon termination of Employee’s employment with the Company, for any reason, all Units vested pursuant to this Agreement but not yet delivered shall be delivered to Employee or his heirs or estate on the Delivery Date (as defined in Section 4, below). However, if the Committee finds by a majority vote after full consideration of the facts that Employee, before or after termination of his employment with the Company for any reason (x) committed or engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by the Company, which conduct damaged the Company, or disclosed trade secrets of the Company, or (y) participated, engaged in or had a material financial or other interest, whether as an employee, officer, director, consultant, contractor, stockholder, owner or otherwise, in any commercial endeavor in the United States that is competitive with the business of the Company without the written consent of the Company, this Agreement shall terminate effective as of the commencement of business on the date of Employee’s termination of employment with the Company, and any Units not already delivered to Employee by the Company shall be forfeited by Employee. Clause (y) shall not be deemed to have been violated solely by reason of Employee’s ownership of stock or securities of any publicly owned corporation, if that ownership does not result in effective control of the corporation. The decision of the Committee as to the cause of Employee’s discharge, the damage done to the Company, and the extent of Employee’s competitive activity shall be final. No decision of the Committee, however, shall affect the finality of the discharge of Employee by the Company in any manner.

4.	Delivery Date. The shares of Common Stock underlying the Units granted to Employee hereby shall be delivered to Employee (or his heirs or estate) on January 1, 2012 (the “Delivery Date”).

5.	Transfer Restrictions. The Units granted hereunder may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, hypothecated, pledged, or otherwise disposed of and may not be subject to lien, garnishment, attachment or other legal process, except as expressly permitted by the Plan.

6.	Stockholder Rights. Prior to the time that Employee’s Units vest and the Company has issued Common Stock relating to such Units on the Delivery Date, Employee will not be deemed to be the holder of, or have any of the rights of a holder with respect to, any Common Stock deliverable with respect to such Units.

7.	Dividend Equivalents. Until such time as the Units are forfeited or become vested, whichever occurs first, the Company will pay Employee a cash amount equal to the number of Units granted hereunder times any per share dividend payment made to shareholders of the Company’s Common Stock as long as Employee continues to be employed by the Company on the dividend payment date. Such payments shall be made on or around the date the dividends are paid to shareholders, but in any event by the end of the year in which dividends are paid to shareholders.

8.	Changes in Stock. In the event of any change in the number and kind of outstanding stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Stock (other than a dividend payable in Common Stock) the Company shall make an appropriate adjustment in the number and terms of the Units credited to Employee’s Account as provided in the Plan.

9.	Compliance with Law. No Common Stock will be delivered to Employee (or his heirs or estate) on the Delivery Date unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

10.	Taxes. Employee shall be liable for any and all taxes, including withholding taxes, arising out of the grant or the issuance of the Common Stock underlying the Units on the Delivery Date. The Company is authorized to deduct the amount of the tax withholding from the amount payable to Employee upon settlement of the Units on the Delivery Date. On the Delivery Date, the Company shall withhold from the total number of shares of Common Stock Employee is entitled to receive the value equal to the amount necessary to satisfy any such withholding obligation at the minimum applicable withholding rate.

11.	Discretionary Nature of Plan. Employee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Units, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of Units granted, the payment of dividend equivalents, and vesting provisions.

12.	Section 409A. To the extent the Company determines that this agreement is subject to Code section 409A, but does not conform with the requirements of Code section 409A the Company may at its sole discretion amend or replace the agreement to cause the agreement to comply with Code section 409A.

13.	Miscellaneous

(a)	All amounts credited to Employee’s Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company. Employee’s interest in the Account shall make Employee only a general, unsecured creditor of the Company.

(b)	The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c)	Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Employee any right to remain in the employ of the Company.

(d)	This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

* * * *

DATE OF GRANT: May 1, 2007

AMEDISYS, INC.

BY:
Larry R. Graham, President

GRANTEE

William F. Borne

SPOUSE OF GRANTEE:

The spouse of the Grantee has read and understands this Agreement and the Plan and is executing this Agreement to evidence her consent and agreement to be bound by all of the terms and conditions of this Agreement and the Plan (including those relating to the appointment of the Grantee as agent for any interest that the Grantee’s spouse may have in this Agreement and the Shares).

Spouse:
Wendy Borne

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